EXHIBIT 99.2

Mark H.N. Corrigan, M.D., Julie H. McHugh, and

William Hunter, M.D. to Serve on EPIRUS Board of

Directors

BOSTON, July 15, 2014 - EPIRUS Biopharmaceuticals, Inc. (EPIRUS, NASDAQ: EPRS), a Boston-based biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies, announced that Mark H.N. Corrigan, M.D., Julie H. McHugh, and William Hunter, M.D. will serve on its board of directors. The board, which was reconstituted today following the company’s merger with Zalicus Inc. (Zalicus, NASDAQ: ZLCS), also includes Amit Munshi, Geoffrey Duyk, Scott Rocklage, J. Kevin Buchi and Daotian Fu.

“We are very pleased to have Mark, Julie, and Bill on our board,” said Amit Munshi, president and chief executive officer of EPIRUS. “Their expertise and guidance will be invaluable in our quest to build a world-class company.”

Dr. Corrigan will serve as the chairman of the EPIRUS board. Dr. Corrigan served as a director and was the president and chief executive officer of Zalicus from 2010 to 2014. Dr. Corrigan joined the specialty pharmaceutical company Sepracor Inc. in 2003 and served as their executive vice president of research and development until December 2009. Prior to joining Sepracor, Dr. Corrigan spent 10 years with Pharmacia & Upjohn Inc., most recently as group vice president of global clinical research and experimental medicine. Before he entered the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina School of Medicine, focusing on psychoneuroendocrinology. Dr. Corrigan also serves on the board of directors of Cubist Pharmaceuticals, Inc. (NASDAQ: CBST), and Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR). Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and received specialty training in psychiatry at Maine Medical Center and Cornell University.

Ms. McHugh will serve on the EPIRUS board as a director and member of the Audit and Compensation Committees. Ms. McHugh recently served as chief operating officer for Endo Health Solutions, Inc., where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc., a venture capital backed company developing novel therapies for the treatment of infertility disorders. Ms. McHugh also served as company group chairman for Johnson & Johnson’s worldwide virology business unit from 2006 to 2008, and she was previously president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including

Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University and the board of directors for Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), Trevena, Inc. (NASDAQ: TRVN), and The New Xellia Group, a privately held company. She previously served on the board of directors for ViroPharma Inc., the Biotechnology Industry Organization (BIO), the Pennsylvania Biotechnology Association and the New England Healthcare Institute (NEHI). Ms. McHugh received her masters of business administration degree from St. Joseph’s University and her Bachelor of Science degree from Pennsylvania State University.

Dr. Hunter will serve on the EPIRUS board as a director and member of the Audit and Governance Committees. He is the president and chief executive officer of Cardiome Pharma Corp., a position he has held since July of 2012. He has also served as a director of Cardiome since 2007. Cardiome is a cardiovascular drug development company based in Vancouver (NASDAQ: CRME). Prior to Cardiome, Dr. Hunter co-founded Angiotech Pharmaceuticals in 1992 and became its chief executive officer in 1997. He led Angiotech through 3 rounds of private equity financing, an IPO and listing on the Toronto Stock Exchange and NASDAQ, over $1B in equity and debt financings, a debt restructuring and 8 acquisitions. During that time, Angiotech became a profitable and diversified healthcare company with over 1,400 employees, several thousand commercially available products, 12 facilities in 5 countries and annual revenues exceeding $250M. Dr. Hunter also serves a director Union Medtech, and he previously served as a director of Zalicus. Dr. Hunter holds a B.Sc. from McGill University, and an M.Sc. and M.D. from the University of British Columbia. He served as a practicing physician in British Columbia for 5 years, and he has over 200 patents and patent applications to his name.

About EPIRUS

EPIRUS is building a global biosimilar enterprise to improve patient access to important medicines. The company’s strategy for commercial success relies on targeted approaches for diverse global markets.

For emerging markets with accessible regulatory frameworks for biosimilars, EPIRUS develops partnerships with local companies to accelerate regulatory approval and commercialize its products.

For high-growth global markets where local manufacturing confers strategic and operational advantages, EPIRUS intends to use its SCALE™ platform to deliver an “In Market, For Market™” manufacturing solution with local partners.

For large markets with an established biosimilar regulatory framework, such as Europe, EPIRUS plans to commercialize its products using a combination of direct sales and local distributors.

More information about EPIRUS can be found at www.epirusbiopharma.com

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For Inquiries Please Contact:

Russo Partners LLC

Tony Russo at 212-845-4251 or tony.russo@russopartnersllc.com

Andreas Marathovouniotis at 212-845-4235 or

andreas.marathis@russopartnersllc.com

Remicade®, Prezista® and Intelence® are all registered trademarks of Johnson and Johnson (www.jnj.com)